Exhibit 10.1

UNSECURED LOAN AGREEMENT

by and between

ROBERT FRANCIS DAVIES TRUST

(as Lender)

and

RAFEX GOLD CORP.,

RAFEX PTY LTD., and

TRIPLE TWENTY PTY LTD.

(collectively, as Borrowers)

Dated: September 28, 2021

1.	PARTIES

This Unsecured Loan Agreement (this "Agreement") is entered into as of September 28, 2021 (the "Effective Date") by and between the following parties:

(a)     ROBERT FRANCIS DAVIES TRUST, a trust established under the laws of Australia, c/o Eleven Corporate Pty Ltd., Level 2, 7 Havelock Street, West Perth, Western Australia 6005; PO Box 369, Nedlands, Western Australia 6909 (the "Lender"); and

(b) RAFEX GOLD CORP., a corporation incorporated under the laws of the State of Wyoming, United States of America, having its principal place of business at 1912 Capitol Avenue, Suite 500, Cheyenne, Wyoming 82001, USA; RAFEX PTY LTD., an Australian proprietary limited company; and TRIPLE TWENTY PTY LTD., an Australian proprietary limited company, both having their registered address at 1912 Capitol Avenue, Suite 500, Cheyenne, Wyoming 82001, USA (collectively, the "Borrowers" and each individually a "Borrower").

The Lender and the Borrowers are referred to herein collectively as the "Parties" and each individually as a "Party."

2.	RECITALS

WHEREAS, on September 28, 2021, the Board of Directors of the entity that would become Rafex Gold Corp. passed a resolution directing that all expenses, advances, and financial contributions made in connection with mineral exploration and development activities that would eventually be conducted through Rafex Gold Corp. and its subsidiaries be recognized as obligations of and allocated to Rafex Gold Corp., retroactive to the date of the first such advance; this Agreement is dated as of September 28, 2021 in accordance with that Board resolution;

WHEREAS, commencing in 2021, Robert Francis Davies, as Trustee of the Robert Francis Davies Trust and in his capacity as a director and significant shareholder of Rafex Gold Corp., began providing financial support to the Borrowers through a series of unsecured advances for the purpose of funding the Borrowers’ mineral exploration and development activities, working capital requirements, and general corporate purposes;

WHEREAS, the Parties now wish to enter into this Agreement to formally document and govern all such prior advances, together with any future advances made by the Lender to the Borrowers from and after the Effective Date, on the terms and conditions set forth herein;

WHEREAS, the aggregate outstanding balance of all prior advances made by the Lender to the Borrowers prior to the Effective Date is reflected in the books and records of the Borrowers and shall be deemed to constitute the initial Loan Amount under this Agreement as of the Effective Date;

WHEREAS, the Lender has agreed to make available to the Borrowers an ongoing unsecured loan facility on the terms and conditions set forth in this Agreement;

WHEREAS, the Lender has further agreed that the outstanding Loan Amount, or any portion thereof, may be converted into shares of Common Stock of Rafex Gold Corp. at a conversion price of USD $0.25 per share, at the option of the Lender, subject to the terms and conditions set forth in this Agreement; and

WHEREAS, the Borrowers acknowledge and agree that they are jointly and severally liable for all obligations arising under this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

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3.	DEFINITIONS

For the purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

3.1	"Agreement" means this Unsecured Loan Agreement, including all schedules and exhibits attached hereto, as may be amended from time to time by written agreement of the Parties.

3.2	"Borrowers" has the meaning set forth in Section 1(b) above.

3.3	"Business Day" means any day other than a Saturday, Sunday, or public holiday in the State of Wyoming, United States of America, or the State of Western Australia, Australia.

3.4	"Conversion Price" means USD $0.25 per share of Common Stock of Rafex Gold Corp., being the conversion price agreed by the Parties for the conversion of the Loan Amount into Conversion Shares.

3.5	"Conversion Shares" means the shares of Common Stock of Rafex Gold Corp. to be issued to the Lender upon exercise of the Conversion Right pursuant to Section 7.4 of this Agreement.

3.6	"Effective Date" means September 28, 2021, being the date of this Agreement.

3.7	"Event of Default" has the meaning set forth in Section 10 of this Agreement.

3.8	"Lender" has the meaning set forth in Section 1(a) above.

3.9	"Loan" means the aggregate principal amount advanced or to be advanced by the Lender to the Borrowers pursuant to this Agreement, including all prior advances documented hereby.

3.10	"Loan Amount" means the total outstanding principal balance of all advances made by the Lender to the Borrowers under this Agreement from time to time, as recorded in the Lender’s books and records.

3.11	"Maturity Date" means September 28, 2031, being the date that is ten (10) years from the Effective Date of this Agreement.

3.12	"Prior Advances" means all advances made by the Lender to the Borrowers prior to the Effective Date, which are hereby documented and governed by this Agreement.

3.13	"Repayment Date" means the Maturity Date, being the date on which the full outstanding Loan Amount shall be due and payable in accordance with Section 7 of this Agreement, subject to earlier conversion, repayment, or prepayment as provided herein.

4.	LOAN FACILITY

4.1	Subject to the terms and conditions of this Agreement, the Lender agrees to make available to the Borrowers an unsecured loan facility in such amounts as the Lender, in its sole discretion, may advance to the Borrowers from time to time during the term of this Agreement (the "Loan").

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4.2	The Parties acknowledge and agree that this Agreement documents and governs all Prior Advances made by the Lender to the Borrowers prior to the Effective Date. The Prior Advances shall be deemed to form part of the Loan Amount under this Agreement and shall be subject to all terms and conditions set forth herein. The aggregate outstanding balance of the Prior Advances as of the Effective Date shall be confirmed by the Parties from the consolidated financial statements of Rafex Gold Corp.

4.3	The Borrowers acknowledge that the Lender is under no obligation to make any particular advance or to maintain any minimum balance under this Agreement, and the Lender’s decision to advance funds shall be made at the Lender’s sole and absolute discretion.

4.4	The Loan shall be used by the Borrowers solely for the purposes of funding the Borrowers’ mineral exploration and development activities, working capital requirements, and general corporate purposes. The Borrowers shall not use the proceeds of the Loan for any purpose that is unlawful or contrary to applicable law or regulation.

4.5	The Loan is an unsecured obligation of the Borrowers. The Lender shall not hold any security interest, lien, charge, or other encumbrance over any assets of the Borrowers in connection with the Loan unless separately agreed in writing by the Parties.

5.	ADVANCES

5.1	The Borrowers may request advances under the Loan from time to time by providing written notice to the Lender specifying the amount requested and the intended purpose of such advance.

5.2	The Lender shall maintain a record of all advances made to the Borrowers under this Agreement, including the date and amount of each advance. Such records shall be conclusive evidence of the Loan Amount outstanding at any time, absent manifest error.

5.3	All advances shall be made by bank transfer to such account or accounts as the Borrowers may designate in writing from time to time.

6.	INTEREST

6.1	The Loan shall bear no interest. No interest shall accrue on the outstanding Loan Amount at any time during the term of this Agreement, including on the Prior Advances.

6.2	The Parties expressly acknowledge and agree that the absence of interest on the Loan represents a material benefit conferred by the Lender upon the Borrowers and reflects the Lender’s confidence in and commitment to the Borrowers’ business operations.

6.3	Notwithstanding the foregoing, if any amount due under this Agreement is not paid when due following an Event of Default, such overdue amount shall accrue interest at the rate of eight percent (8%) per annum from the date such amount became due until the date of actual payment, compounding monthly.

7.	REPAYMENT AND CONVERSION

7.1	The Borrowers shall repay the full outstanding Loan Amount to the Lender on the Maturity Date, being September 28, 2031, unless earlier converted, prepaid, or otherwise satisfied in accordance with the terms of this Agreement.

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7.2	The Borrowers may, at their option, prepay all or any portion of the outstanding Loan Amount at any time prior to the Maturity Date upon not less than five (5) Business Days’ prior written notice to the Lender. The Parties expressly agree that any such voluntary prepayment, whether in full or in part, shall be made entirely free of any prepayment penalty, premium, fee, or other charge of any kind whatsoever. No prepayment compensation shall be owed to the Lender under any circumstances as a result of early repayment. Any partial prepayment shall be applied to reduce the outstanding Loan Amount. The Parties specifically contemplate and encourage the possibility that the Borrowers may repay the Loan in full or in substantial part prior to the Maturity Date in the event that the Borrowers achieve positive cash flow from operations, complete a financing transaction, or otherwise have funds available for early repayment, and the Lender hereby waives any right to object to or restrict any such voluntary prepayment.

7.3	All repayments of the Loan shall be made by bank transfer to such account as the Lender may designate in writing from time to time.

7.4	Conversion Right. The outstanding Loan Amount, or any portion thereof, shall be convertible into shares of Common Stock of Rafex Gold Corp. at the option of the Lender, at a conversion price of USD $0.25 per share (the "Conversion Price"), subject to the following terms and conditions:

(a)	The Lender may exercise the Conversion Right at any time by delivering written notice to Rafex Gold Corp. specifying the amount of the outstanding Loan Amount to be converted and the number of Conversion Shares to be issued. The number of Conversion Shares shall be calculated by dividing the portion of the Loan Amount to be converted (expressed in USD) by the Conversion Price of USD $0.25 per share, rounded down to the nearest whole share.

(b)	Rafex Gold Corp. shall issue the applicable Conversion Shares to the Lender within thirty (30) Business Days of receipt of a valid conversion notice. The Conversion Shares shall be issued as restricted shares of Common Stock and shall bear a restrictive legend in accordance with applicable United States securities laws, as the Conversion Shares have not been registered under the Securities Act of 1933, as amended.

(c)	Upon issuance of the Conversion Shares in respect of any portion of the Loan Amount, such converted portion of the Loan Amount shall be deemed fully satisfied and discharged, and the Lender shall have no further claim against any Borrower with respect to such converted amount.

(d)	The issuance of Conversion Shares pursuant to this Section 7.4 shall be subject to compliance with all applicable federal and state securities laws. Rafex Gold Corp. shall be responsible for ensuring that any issuance of Conversion Shares complies with applicable law, and the Lender shall execute such additional documents as may be reasonably requested to facilitate such compliance.

(e)	No fractional shares of Common Stock shall be issued upon conversion. Any fractional share resulting from the conversion calculation shall be rounded down to the nearest whole share and the value of any such fractional share shall be deemed waived by the Lender.

8.	REPRESENTATIONS AND WARRANTIES

Each Party represents and warrants to the other Parties as of the Effective Date as follows:

8.1	It has full power and authority to enter into this Agreement and to perform its obligations hereunder.

8.2	This Agreement has been duly authorized, executed, and delivered by such Party and constitutes a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and to general principles of equity.

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8.3	The execution, delivery, and performance of this Agreement do not violate any applicable law, regulation, order, judgment, or agreement to which such Party is subject or by which it is bound.

8.4	Each Borrower further represents and warrants that it is not insolvent and is not aware of any circumstances that would give rise to an Event of Default as of the Effective Date.

8.5	The Lender represents and warrants that it is acquiring any Conversion Shares that may be issued pursuant to this Agreement for its own account for investment purposes and not with a view to distribution, and that it has sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of the investment in such Conversion Shares.

9.	COVENANTS OF THE BORROWERS

During the term of this Agreement, each Borrower covenants and agrees as follows:

9.1	To use the proceeds of the Loan solely for the purposes set forth in Section 4.4 of this Agreement.

9.2	To maintain its corporate existence and good standing under the laws of its jurisdiction of incorporation or organization.

9.3	To promptly notify the Lender in writing of the occurrence of any Event of Default or any event that, with the passage of time or the giving of notice, would constitute an Event of Default.

9.4	To provide the Lender with such financial information and reports relating to the Borrowers’ business and financial condition as the Lender may reasonably request from time to time.

9.5	Not to take any action that would materially and adversely affect the Borrowers’ ability to repay or convert the Loan Amount on or before the Maturity Date without the prior written consent of the Lender.

10.	EVENTS OF DEFAULT

Each of the following events or conditions shall constitute an "Event of Default" under this Agreement:

10.1	The Borrowers fail to repay the full outstanding Loan Amount (to the extent not previously converted pursuant to Section 7.4) on the Maturity Date and such failure continues for a period of thirty (30) Business Days following written notice from the Lender to the Borrowers;

10.2	Any Borrower becomes insolvent, makes a general assignment for the benefit of its creditors, has a receiver, liquidator, or administrator appointed over it or any material part of its assets, or commences or has commenced against it any bankruptcy, insolvency, reorganization, or similar proceeding;

10.3	Any representation or warranty made by any Borrower in this Agreement proves to have been materially false or misleading as of the date it was made; or

10.4	Any Borrower commits a material breach of any covenant or obligation under this Agreement and such breach, if capable of remedy, is not remedied within thirty (30) Business Days after written notice from the Lender requiring remedy.

Upon the occurrence of an Event of Default, the Lender may, by written notice to the Borrowers, declare the full outstanding Loan Amount immediately due and payable, whereupon such amount shall become immediately due and payable without further demand or notice.

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11.	GOVERNING LAW AND DISPUTE RESOLUTION

11.1	This Agreement shall be governed by and construed in accordance with the laws of the State of Wyoming, United States of America, without regard to its conflict of laws principles.

11.2	Any dispute, controversy, or claim arising out of or in connection with this Agreement, or the breach, termination, or invalidity thereof, shall first be submitted to good faith negotiation between the Parties for a period of not less than thirty (30) days following written notice from one Party to the other identifying the dispute.

11.3	If the Parties are unable to resolve any dispute through good faith negotiation within the period specified in Section 11.2, such dispute shall be submitted to binding arbitration in accordance with the rules of the American Arbitration Association, with the arbitration to be conducted in Cheyenne, Wyoming, USA. The decision of the arbitrator shall be final and binding upon the Parties and may be enforced in any court of competent jurisdiction.

12.	MISCELLANEOUS

12.1	Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written, relating to the subject matter hereof, including without limitation all prior informal advance arrangements between the Lender and the Borrowers.

12.2	Amendments. This Agreement may not be amended, modified, or supplemented except by a written instrument duly executed by all of the Parties. The Parties expressly acknowledge that either Party may, at any time and from time to time, propose amendments to the terms of this Agreement, including without limitation amendments to the Maturity Date, the Conversion Price, the repayment schedule, the Loan Amount, or any other commercial term hereof. Any such proposed amendment shall be subject to the mutual written agreement of all Parties and shall not be binding unless and until a written amendment agreement has been duly executed by all Parties. No oral amendment, waiver, or modification of any term of this Agreement shall be valid or enforceable. Neither Party shall be under any obligation to agree to any proposed amendment, and any decision to agree to or reject a proposed amendment shall be made in each Party’s sole and absolute discretion.

12.3	Waiver. No waiver by any Party of any breach or default of any provision of this Agreement shall be deemed a waiver of any subsequent breach or default, and shall not affect the other terms of this Agreement.

12.4	Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein, provided that the Parties shall use reasonable efforts to amend this Agreement to give effect to the original intent of the Parties to the fullest extent possible.

12.5	Joint and Several Liability. Each of the Borrowers shall be jointly and severally liable for all obligations of the Borrowers under this Agreement. The Lender may proceed against any one or more of the Borrowers without first proceeding against any other Borrower.

12.6	Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed duly given when delivered personally, sent by reputable overnight courier, or sent by electronic mail with confirmation of receipt, to the addresses set forth in Section 1 of this Agreement, or to such other address as a Party may designate by written notice to the other Parties.

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12.7	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Electronic and facsimile signatures shall be deemed original signatures for all purposes of this Agreement.

12.8	No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective permitted successors and assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

12.9	Further Assurances. Each Party shall execute and deliver such additional documents, instruments, and agreements, and shall take such further actions, as may be reasonably necessary or appropriate to carry out the purposes and intent of this Agreement.

12.10	Relationship of the Parties. Nothing in this Agreement shall be construed to create a partnership, joint venture, agency, employment, or fiduciary relationship between the Parties. The Lender is an independent party and is not an agent, partner, or joint venturer of any Borrower.

12.11	Mutual Agreement to Amend; Flexibility of Terms. The Parties expressly recognize and agree that the commercial circumstances of the Borrowers may change materially during the ten (10) year term of this Agreement, including as a result of the commencement of revenue-generating operations, completion of additional financing transactions, changes in the Borrowers’ capital structure, or other business developments. The Parties therefore agree that they shall negotiate in good faith to consider any request by either Party to amend the terms of this Agreement, including without limitation: (i) acceleration of the Maturity Date to permit earlier repayment if the Borrowers have sufficient cash flow or resources to repay the Loan prior to the scheduled Maturity Date; (ii) adjustment of the Loan Amount to reflect additional advances or partial repayments; (iii) amendment of the Conversion Price; or (iv) any other modification that the Parties mutually agree is appropriate in light of changed circumstances. For the avoidance of doubt, any such amendment shall require the mutual written agreement of all Parties and shall be documented in a formal written amendment agreement executed by all Parties. Nothing in this Section 12.11 shall obligate any Party to agree to any particular amendment or to negotiate any amendment to a conclusion.

12.12	SEC Disclosure. The Borrowers shall disclose the terms of this Agreement, including the Loan Amount, the conversion right, the Conversion Price, and the Maturity Date, in Rafex Gold Corp.’s registration statement on Form S-1 and in all subsequent periodic reports filed with the Securities and Exchange Commission, in accordance with applicable disclosure requirements. The Lender acknowledges and consents to such disclosure.

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SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have executed this Unsecured Loan Agreement as of September 28, 2021.

FOR AND ON BEHALF OF ROBERT FRANCIS DAVIES TRUST (Lender):

Signature /s/ Robert Francis Davies

Name: Robert Francis Davies

Title: Trustee, Robert Francis Davies Trust

Date: 7/27/2026

Address: c/o Eleven Corporate Pty Ltd., Level 2, 7 Havelock Street, West Perth, Western Australia 6005

FOR AND ON BEHALF OF RAFEX GOLD CORP. (Borrower):

Signature /s/ Russell Brimage

Name: Russell Brimage

Title: President and Chief Executive Officer

Date: 6/17/2026

Address: 1912 Capitol Avenue, Suite 500, Cheyenne, WY 82001, USA

FOR AND ON BEHALF OF RAFEX PTY LTD. (Borrower):

Signature /s/ Russell Brimage

Name: Russell Brimage

Title: Authorized Signatory

Date: 6/17/2026

Address: 1912 Capitol Avenue, Suite 500, Cheyenne, WY 82001, USA

FOR AND ON BEHALF OF TRIPLE TWENTY PTY LTD. (Borrower):

Signature /s/ Russell Brimage

Name: Russell Brimage

Title: Authorized Signatory

Date: 6/17/2026

Address: 1912 Capitol Avenue, Suite 500, Cheyenne, WY 82001, USA

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[END OF UNSECURED LOAN AGREEMENT]

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